EXHIBIT 21.1

List of Subsidiaries

Cascade Microtech Germany, GmbH

Cascade Microtech Japan, K.K.

Cascade Microtech Singapore PTE, Ltd.

Cascade Microtech Taiwan Co., Ltd.

Cascade International Trading (Shanghai) Co., Ltd.

Advanced Temperature Test Systems GmbH